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                                                                 EXHIBIT 10.65

                                 AMENDMENT TO
                                 ------------

                      EMPLOYMENT AND CONSULTING AGREEMENT
                      -----------------------------------


     This Amendment made as of this 30th day of August, 1995, between UNITED STATIONERS INC. ("USI"), UNITED STATIONERS SUPPLY CO. ("Supply Co.") (USI and Supply Co. are collectively referred to as the "Company"), and STEVEN R. SCHWARZ ("Employee").

     WHEREAS, the Company and Employee are parties to an Employment and Consulting Agreement dated September 1, 1989, and Amendment dated February 13, 1995 (collectively, the "Agreement"); and

     WHEREAS,  the parties desire to revise a portion of the Agreement;

     THEREFORE, for valuable consideration which the parties acknowledge, Employee and the Company agree that the Agreement shall be amended as follows:

1.   Section 3(e) of the Agreement is amended to read as follows:

        "(e) Stay Bonus. If the Term of Employment expires, is terminated by the Company other than for cause pursuant to Section 10(c) or is terminated voluntarily by the Employee with good reason pursuant to Section 10(a), then, upon the execution and delivery of the Release and Agreement attached hereto as Exhibit C, the Employee shall be entitled to and the Company shall pay to Employee, an amount equal to Six Hundred Twenty-four Thousand, Seven Hundred Thirty-four Dollars ($ 624,734) ("Stay Bonus") payable in an initial installment of $302,802, in 19 equal monthly installments thereafter in the amount of $16,323 each, and one final monthly installment thereafter in the amount of $11,795, with the first installment commencing within one month after the Employee becomes entitled thereto. The Company has secured the payment to which the Employee may become entitled pursuant to this subsection (e) by a letter of credit as described in and held and managed in accordance with a trust agreement known as the USI Employee Benefits Trust ("Benefits Trust") dated March 21, 1995, which provides that the Stay Bonus described above will be paid by the Benefits Trust as and when payable, provided the Employee has submitting to the trustee thereof a properly completed and executed Start Notice substantially in the form attached to the trust agreement as Schedule 4."

2.   Section 3(f) is added as follows:

          "(f)   Parachute Limitation.  If the Employee determines that any payment pursuant to Section 3(e) would result in an Excess Parachute Payment, then the Company agrees, upon Employee's written request, to reduce the paments specified in Section 3(f) to the amount which will not result, directly or indirectly, in the treatment of any amount paid or payable by the Company to the Employee as an Excess Parachute Payment. For purposes of this Agreement, the term "Excess Parachute Payment" shall have the same meaning as the term has under section 280G of the Internal Revenue Code of 1986, as amended and the regulations thereunder."
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3.   This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

4.   Except as so amended, the Agreement is in all other respects unchanged.


                                    UNITED STATIONERS INC.
EMPLOYEE:                           UNITED STATIONERS SUPPLY CO.


                                    By:
------------------------                ----------------------------
Steven R. Schwarz                       Its



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